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Form 3                                                               Page 1 of 2

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
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SEC 1473   Potential persons who are to respond to the collection of information contained
(06-02)    in this form are not required to respond unless the form displays a currently valid OMB control number.

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

                                                       -------------------------
---------                                                    OMB APPROVAL
 FORM 3                                                -------------------------
---------                                              OMB Number: 3235-0104
                                                       -------------------------
                                                       Expires: January 31, 2005
                                                       -------------------------
                                                       Estimated average burden
                                                       hours per response...0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
               Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

(Print or Type Responses)

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1. Name and Address of Reporting Person*              2. Date of Event Requiring
                                                         Statement (Month/Day/Year)

Elbit Ltd.(1)                                            9/19/02
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    (Last)      (First)       (Middle)                3. I.R.S. Identification
                                                         Number of Reporting
3 Azrieli Center                                         Person, if an entity
                                                         (voluntary)
The Triangle Building
67023 Tel Aviv Israel
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               (Street)

Tel Aviv                        Israel                  67023
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        (City)                  (State)                 (Zip)

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
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4. Issuer Name and Ticker or Trading Symbol

24/7 Real Media, Inc.- TFSM
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5. Relationship of Reporting Person(s) to Issuer      6. If Amendment, Date of Original (Month/Day/Year)
   (Check all applicable)
                                                      --------------------------------------------------
        Director                X   10% Owner
   ----                        ----
        Officer (give               Other (specify    7. Individual or Joint/Group Filing
   ---- title below)           ---- below)               (Check Applicable Line)
                                                    X
            ----------------------------           ----  Form filed by One Reporting Person


                                                   ----  Form filed by More than One Reporting Person
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
Table I - Non-Derivative Securities Beneficially Owned
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
1.  Title of Security                   2. Amount of Securities
    (Instr. 4)                             Beneficially Owned
                                           (Instr. 4)
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Common Stock                                2,050,000
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Common Stock                                2,050,000
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
3. Ownership Form: Direct (D) or Indirect (I)        4. Nature of Indirect Beneficial Ownership
   (Instr. 5)                                           (Instr. 5)
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         D
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         I                                              By Elbit Vflash Inc.(2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                 SEC 1473 (3-99)



Form 3                                                               Page 2 of 2

               Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative              2. Date Exercisable    3. Title and Amount of Securities Underlying Derivative Security
   Security                            and Expiration         (Instr. 4)
   (Instr. 4)                          Date (Month/Day/Year)
                                    --------------------------------------------------------------------------------------
                                    Date      Expir-                    Title                  Amount or
                                    Exer-     ation                                            Number of
                                    cisble    Date                                             Shares
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Series B Convertible Preferred     Immedi-                              Common Stock           4,480,271
Stock                              ately
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
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
4. Con-         5. Ownership       6. Nature of Indirect
   version or      Form of            Beneficial Ownership
   Exercise        Derivative         (Instr. 5)
   Price of        Securities:
   Derivative      Direct
   Security        (D) or
                   Indirect (I)
                   (Instr. 5)
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$0.2066              D
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(1) Elbit Ltd. is a wholly owned subsidiary of Elron Electronic Industries Ltd.
(2) Elbit Vflash Inc. is a wholly owned subsidiary of Elbit Vflash Ltd. Elbit
Vflash Ltd. is a wholly owned subsidiary of Elbit Ltd.


                            /s/ Paul Weinberg                    1/28/03
                            --------------------------------   --------------------
                            Paul Weinberg, Attorney-in-Fact         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                          Page 2
                                                                 SEC 1473 (3-99)